Exhibit 10.1

13131 Dairy Ashford, Suite 600

Sugar Land, Texas 77478

November 26, 2018

Ms. Susan M. Ball

via Email

Re: Offer of Employment

Dear Susan:

I am delighted to extend you an offer to join Team, Inc. (“Team” or the “Company”) as Executive Vice President, Chief Financial Officer of the Company. We have enjoyed getting to know you and better understand your experience and capabilities over the course of this interview process, and through these discussions, have developed conviction with regard to your fit with our team and opportunity. The purpose of this letter is to confirm our mutual understanding of the specific details of Team’s employment offer to you. The specific details of your position at Team are:

Start Date: Your start date is December 3, 2018, or a mutually agreeable date to be determined (the “Effective Date”).

Position: You will be appointed as Executive Vice President, Chief Financial Officer of the Company, effective as of the Effective Date.

Reporting Relationship: You will report directly to the Chief Executive Officer of the Company.

Duties: You will have duties and responsibilities commensurate with the position of Executive Vice President, Chief Financial Officer, as determined by the Company. You will devote substantially all of your business time to performing your duties and responsibilities with the Company.

Location: Your work location will be at our Sugar Land, Texas office, subject to reasonable travel in connection with the performance of your duties.

Outside Board Membership:  To the extent appropriate in light of your duties and responsibilities with the Company, you shall be permitted to serve as a member of the board of directors of one public or private for-profit corporation, upon prior approval by the Board.

Relocation Payment: You will receive a one-time, relocation payment of $50,000.00 to compensate you for temporary housing and your move to the Sugar Land, Texas area. This relocation/sign-on payment will be made within a reasonable time after the Effective Date.

Salary: You will have an initial base salary (“Base Salary”) of $475,000.00 per annum, payable bi-weekly.

Annual Bonus: During each year of your employment with the Company starting in 2019, you will have an annual cash bonus opportunity under the Company’s Annual Cash Incentive Plan (the “Annual Bonus”). Your actual Annual Bonus payment each year will be determined based on the level of achievement of the financial and operational performance goals by you and/or the Company as established by the Compensation Committee of the Company, which shall be consistent with the performance goals applicable to other similarly situated senior executives of the Company in any such applicable year. For the 2019 Annual Bonus, your target Annual Bonus will be 74% of Base Salary and will scale to 148% of Base Salary as a maximum bonus, based upon achievement against performance goals as outlined above.

Equity Compensation:

Initial Award. As soon as administratively practicable following the Effective Date, the Company will grant to you a one-time restricted stock unit award with a grant date fair value of $240,000, (subject to your employment on the grant date) in accordance with the Company’s grant practice. The terms and conditions applicable to such awards will be consistent with the terms and conditions applicable to the 2018 annual equity awards granted to similarly-situated senior executives as determined by the Committee.

2019 Annual Award Opportunity. You will have an aggregate 2019 long-term incentive opportunity of $600,000, consisting of (i) performance stock units with a grant date fair value of $360,000, which will be granted in the first quarter of 2019 (subject to your employment with the Company on the grant date), and (ii) time-based restricted stock units with a grant date fair value of $240,000, which will be granted in the fourth quarter of 2019 (subject to your employment on the grant date). The terms and conditions applicable to the 2019 long-term incentive awards, including vesting requirements, will be consistent with the terms and conditions applicable to the 2019 annual equity awards granted to similarly-situated senior executives, as determined by the Compensation Committee.

It is expected that you will be granted annual equity awards in each year following 2019 during which you continue employment with the Company as Executive Vice President, Chief Financial Officer; however, the actual terms and conditions and grant date value of annual equity awards granted to you in each such year may be adjusted and shall be determined by the Compensation Committee in its sole discretion. The Company performance stock unit awards are generally issued in the first quarter of the year and the time-based restricted stock units are generally issued in the fourth quarter of the year, but are subject to change at the discretion of the Compensation Committee.

Paid Time Off: You will be eligible for paid time off in accordance with the Company’s Flexible Time Off Program, as in effect from time to time.

Employee Benefits: During your employment with the Company, you will be eligible for employee benefits on the terms generally provided by the Company to its senior executives from time to time.

Severance Plan: You will be eligible to participate in the Company’s Corporate Executive Officer Compensation and Benefits Continuation Policy, as in effect from time to time (the “Policy”). The Policy provides generally that upon an involuntary termination of employment by the Company without cause or your voluntary termination of employment for good reason, you would receive a continued salary for 15 months. In exchange, you must enter into a general release agreement and one-year non-competition and non-solicitation agreement with the Company. Severance benefits are also triggered under the Policy when an involuntary termination without cause or voluntary termination for good reason occurs within 90 days before or within 360 days after a change of control. In such event, you would generally receive a supplemental single lump sum salary payment equivalent to 30 months and a supplemental single sum compensation payment representing annual bonus opportunities calculated as the higher of the most recent year’s paid bonus or the average bonus paid for the last three years (two and one-half times annual bonus opportunity). These change of control severance benefits are only available where both a change of control and an involuntary separation without cause or a voluntary separation for good reason occur. In exchange for such Policy benefits, you must enter into a general release and twelve-month non-competition and non-solicitation agreement with the Company. The Policy is administered by the Compensation Committee and subject to amendment or change, at the discretion of the Compensation Committee.

Miscellaneous: As with all of our employees, you will be subject to our applicable employment and other policies as outlined in our employment handbook and elsewhere. Your employment will be at-will, meaning that you or Team may terminate the employment relationship at any time, with or without cause, and with or without notice.

This offer is contingent upon satisfactory completion of our standard pre-hire requirements, such as satisfactory completion of a pre-employment Drug & Alcohol Test and Background Check and our online enrollment process. Additionally, you are required to sign our Proprietary Information, Inventions, and Non-Solicitation Agreement with Non-Compete, known as the PIINS agreement. These items should be completed prior to your start date. Please contact Butch Bouchard (xxxxx@teaminc.com or xxx.xxx.xxxx) at your earliest convenience to initiate the process to complete these additional requirements.

Susan, as you know Team is in a transformation and growth mode and we need a thoughtful, energetic and ambitious leader to work with our executive management team to help drive the change necessary for Team to achieve its strategic objectives. We enthusiastically look forward to you joining our management team at Team.

Please feel free to contact me with any questions or comments (xxxxx@TeamInc.com or xxx.xxx.xxxx).

Sincerely,

/s/ Amerino Gatti

Amerino Gatti
Chief Executive Officer

Agreed and Acknowledged:

Employee Signature	/s/ Susan M. Ball

Printed Name:	Susan M. Ball

Date Signed:	November 26, 2018

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